Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
BioMed Realty Trust, Inc.:
We consent to the incorporation by reference in Registration Statement No. 333-117977 and 333-161760 on Form S-8 and in Registration Statement Nos. 333-155667, 333-161751, 333-161753, and 333-161759 on Form S-3 of BioMed Realty Trust, Inc. (the Company) of our report dated February 12, 2010, with respect to the consolidated balance sheets of BioMed Realty Trust, Inc. as of December 31, 2009 and 2008, and the related consolidated statements of income, equity, comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2009 and the accompanying financial statement schedule III, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of BioMed Realty Trust, Inc.
Our report with respect to the consolidated financial statements and financial statement schedule makes reference to the Company changing its method of accounting for noncontrolling interests, exchangeable senior notes and earnings per share due to the adoption of FASB Accounting Standard 160 Noncontrolling Interests in Consolidated Financial Statements, FASB Staff Position 14-1 Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement) and FASB Staff Position EITF 03-6-1 Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities, respectively, (included in FASB ASC Topics 805 Business Combinations, 470 Debt, and 260 Earnings per Share, respectively) as of January 1, 2009.
KPMG LLP
San Diego, California
February 12, 2010